Exhibit 99 - Press release issued December 3, 2004

28470 13 Mile Road, Farmington Hills, MI 48334

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-702-6240

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-966-4208

SEMCO ENERGY GAS COMPANY FILES RATE CASE WITH MICHIGAN PUBLIC SERVICE COMMISSION

PORT HURON, MI, DECEMBER 3, 2004 - SEMCO ENERGY GAS COMPANY today announced that it filed a rate case with the Michigan Public Service Commission (MPSC) on December 1, 2004, seeking an $11.65 million increase in base rates. This represents an increase of approximately $3.47 per month for the average residential customer. Base rates recover the costs of serving customers, including investments in gas distribution equipment and other business expenses such as health care, insurance and regulation compliance costs. SEMCO ENERGY GAS COMPANY is the Michigan division of SEMCO ENERGY, Inc. (NYSE:SEN). The Company also owns ENSTAR Natural Gas Company in Alaska.
Eugene N. Dubay, Senior Vice President and Chief Operating Officer of SEMCO ENERGY GAS COMPANY, said the rate case reflects the costs of doing business.
“We are sensitive to the impact of rate adjustments on our customers and we strive to keep our operating costs as low as possible. SEMCO ENERGY operates efficiently and has one of the best employee-to-customer ratios in the industry. Even though we try to operate efficiently, we have experienced cost increases for health care, liability and casualty insurance, and other costs largely beyond our control.”
The proposed rates are subject to MPSC review and approval. If the proposed rates or other revised rates are approved, they would affect SEMCO ENERGY customers in Michigan with the exception of about 37,000 customers in Battle Creek, which is a Home Rule area regulated by the Battle Creek City Commission. SEMCO ENERGY has more than 255,000 customers in the MPSC-regulated areas of Michigan.
SEMCO ENERGY GAS COMPANY MPSC-regulated territories include northern Macomb, St. Clair, Lapeer, Tuscola and Sanilac counties in southeastern Michigan; Calhoun, Eaton, Hillsdale and Jackson counties in Central Michigan; Berrien, Cass, St. Joseph, Van Buren, Allegan and Ottawa counties in southwestern Michigan, and portions of Michigan’s Upper Peninsula.

SEMCO ENERGY, Inc. distributes natural gas to more than 392,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.